GCP Applied Technologies Reports Preliminary Fourth Quarter and Full-Year 2015 Results

•	2015 net sales totaled $1,418.6 million down 4.2%, up 6.6% constant currency

•	2015 adjusted EBIT increased 16.0% to $226.7 million

•	4Q 2015 adjusted EBIT excluding Venezuela up 11.2%

Cambridge, MA - February 18, 2016 - GCP Applied Technologies, Inc. (NYSE: GCP) announced today that in connection with the separation from W.R. Grace & Co. (Grace) (NYSE: GRA) on February 3, 2016 to form GCP Applied Technologies, Inc (GCP), GCP is providing certain additional preliminary fourth quarter and full year 2015 results before its full earnings release to be issued on or about March 29, 2016.

While GCP was a wholly owned subsidiary of Grace in 2015, these results reflect a carve-out basis of presentation. Our Venezuela business was devalued in third quarter 2015 and net sales, earnings, and cash flows of our Venezuelan subsidiary are expected to be immaterial after September 30, 2015. To assist in understanding our business we are providing full year and fourth quarter financial commentary both including and excluding the results of Venezuela. Segment commentary for the two segments impacted by Venezuela (Specialty Construction Chemicals and Darex Packaging Technologies) excludes Venezuela’s results.

2015 fourth quarter net sales were $332.5 million and adjusted EBIT was $50.8 million. 2015 full year net sales were $1,418.6 million and adjusted EBIT totaled $226.7 million.

“We are pleased to have successfully completed the spin of GCP Applied Technologies while delivering solid results in 2015. On a combined constant currency basis, we grew net sales, expanded adjusted EBIT margins, and positioned the business for continued earnings growth as an independent company focused on the construction and packaging segments” said Greg Poling, GCP President and Chief Executive Officer. “Now that we have successfully completed the separation of GCP from Grace, our team is focused on building our business by providing customers with high value products and services.”

Full-Year Results
For the year ended December 31, 2015, net sales decreased 4.2% to $1,418.6 million compared with the prior-year period. On a constant currency basis, net sales increased 6.6%. For the year ended December 31, 2015, net sales excluding Venezuela decreased 5.9% compared with the prior-year period. Higher net sales volumes (+1.7%) and pricing (+0.3%) were more than offset by unfavorable currency translation (-7.8%).

Adjusted EBIT of $226.7 million increased 16.0% compared with the prior-year period. Adjusted EBIT, excluding Venezuela increased 11.3% compared with the prior-year period, primarily due to higher sales volume (+10.2%), raw material deflation (+11.9%) and price (+2.1%) which more than offset unfavorable currency translation.

Adjusted EBIT Margin of 16.0% increased 280 basis points while adjusted EBIT Margin excluding Venezuela increased 230 basis points.

Fourth Quarter Results
Fourth quarter net sales of $332.5 million decreased 8.9% compared with the prior-year quarter. On a constant currency basis net sales increased 12.1%. Fourth quarter net sales, excluding Venezuela, decreased 5.9% compared with the prior-year quarter. Higher sales volumes (+2.1%) and pricing (+0.1%) were more than offset by unfavorable currency translation (-8.1%).

Adjusted EBIT of $50.8 million increased 1.6% compared with the prior-year quarter. Adjusted EBIT excluding Venezuela increased 11.2% compared with the prior-year quarter driven raw material deflation (+13.0%) and productivity (+4.3%), partially offset by unfavorable currency impacts.

Adjusted EBIT margin of 15.3% increased 160 basis points compared with the prior-year quarter while adjusted EBIT margin excluding Venezuela increased 230 basis points.

Specialty Construction Chemicals
Fourth quarter net sales, excluding Venezuela, for the Specialty Construction Chemicals (SCC) segment which manufactures and markets concrete admixtures, concrete production management systems, and cement additives, decreased 9.1% compared with the prior-year quarter. Higher net sales volumes and pricing (+0.2% and +0.2%, respectively) were more than offset by unfavorable currency translation (-9.5%). On a constant currency basis net sales excluding Venezuela increased 0.4% compared with the prior-period quarter.

Segment operating income, excluding Venezuela, increased 0.6% compared with the prior-year quarter. The increase was attributable to lower operating expenses. Segment operating margin increased 100 basis points compared with the prior-year quarter.

Specialty Building Materials
Fourth quarter net sales for the Specialty Building Materials (SBM) segment, which manufactures and markets building envelope, residential and specialty construction products, increased 5.5% compared with the prior-year quarter. The increase was due to higher net sales volumes (+9.9%), and improved pricing (+0.5%), partially offset by unfavorable currency translation (-4.9%). On a constant currency basis net sales increased 10.3% compared with the prior-year quarter.

Segment operating income increased 38.4%. The increase was primarily driven by higher sales volumes and raw material price deflation. Segment operating margin increased 620 basis points compared with the prior-year quarter.

Darex Packaging Technologies
Fourth quarter net sales, excluding Venezuela, for the Darex Packaging Technologies (Darex) segment, which manufactures and markets sealants and coatings for use in beverage and food containers and other consumer and industrial applications, decreased 12.3% compared with the prior-year quarter. Lower volume (-3%) and unfavorable currency (-8.9%) negatively impacted the segment. On a constant currency basis, net sales excluding Venezuela decreased 3.4% versus the prior-year quarter.

Segment operating income, excluding Venezuela, improved 5.5% when compared with fourth quarter 2014, primarily due to a $2.5 million gain on the sale of land. Segment operating margin increased 390 basis points.

Other Expenses in Adjusted EBIT
Total corporate costs were $7.7 million for the fourth quarter, an increase of $3.7 million primarily due to increased insurance and incentive compensation costs.

Certain pension costs of $1.4 million decreased $0.5 million compared with the prior-year quarter largely due to lower interest costs.

2016 Outlook
As of February 18, 2016, GCP expects 2016 Adjusted EBIT to be in the range of $210 million to $225 million and Adjusted EPS to be in the range of $1.38 to $1.55 per share on a constant currency basis. The company expects 2016 Adjusted Free Cash Flow of approximately $100 million.

Separation into Two Companies
On February 5, 2015, Grace announced that its Board of Directors had approved a plan to separate Grace into two independent, publicly traded companies. On January 27, 2016, Grace entered into a separation agreement with GCP, then a wholly-owned subsidiary of Grace, pursuant to which Grace agreed to transfer its Grace Construction Products operating segment and the packaging technologies business, operated under the “Darex” name, of its Grace Materials Technologies operating segment to GCP. The separation occurred on February 3, 2016, by means of a pro rata distribution to Grace stockholders of all of the outstanding shares of GCP common stock. Under the distribution, one share of GCP common stock was distributed for each share of Grace common stock held as of the close of business on January 27, 2016. No fractional shares were distributed. As a result of the distribution, GCP is now an independent public company and its common stock is listed under the symbol “GCP” on the New York Stock Exchange.

Venezuela
Effective September 30, 2015, we began to account for the results of our Venezuelan subsidiary at the SIMADI rate, a new exchange mechanism implemented by the Venezuelan government in the first quarter of 2015. At December 31, 2015, this rate was 199 VEB/USD. The assets, liabilities, sales, earnings and cash flows of our Venezuelan subsidiary are expected to be immaterial after September 30, 2015.

Non-GAAP Measures
In this press release we refer to non-GAAP financial measures including Net Sales excluding Venezuela, Segment Operating Income excluding Venezuela, Adjusted EBIT, Adjusted EBIT excluding Venezuela, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted Gross Margin, and Adjusted EBIT Margin. The Notes to the Financial Information included in this press release provide definitions for each of these financial measures and an explanation as to why we find them useful and why we believe they are useful to investors, potential investors, and others. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted Gross Margin, and Adjusted EBIT Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of GCP's performance. These measures are provided to distinguish the operating results of GCP's current business.

As GCP has not yet completed its financial closing procedures for the year and the quarter ended December 31, 2015, we are unable to provide a reconciliation of those non-GAAP financial measures to the corresponding financial measures contained in our combined financial statements prepared in accordance with GAAP. We will provide such reconciliation when we issue our full press release on or around March 29, 2016.

Investor Call
GCP will discuss these results during an investor conference call and webcast today starting at 9:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of the company's website, www.gcpat.com, and click on the webcast link.

Interested participants may also access the investor call by dialing +1.866.807.9684 (U.S.) or +1.412.317.5415 (International). Investors are advised to access the call at least 10 minutes early in order to register.

An audio replay will be available after 11:00 a.m. ET today. The replay will be accessible by dialing +1.877.344.7529 (U.S.) or +1.412.317.0088 (International) and entering the participant passcode 10081075. The replay will be available until February 25, 2016.

Media Relations Paul Keeffe T +1 617.498.4461 mediainfo@gcpat.com	Investor Relations Betsy Cowell T +1 617.498.4568 investors@gcpat.com

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About GCP Applied Technologies
GCP Applied Technologies is a leading global provider of products and technology solutions for customers in the specialty construction chemicals, specialty building materials, and packaging sealants and coatings industries. Our products help improve the performance of our customers’ products, increase productivity in their application or manufacturing processes, and meet the increasing regulatory requirements impacting their industry. GCP has approximately 2,850 employees on six continents, and serves customers in more than 110 countries. More information is available at www.gcpat.com.

This announcement contains “forward-looking statements,” that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. Like other businesses, GCP is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks related to: the cyclical and seasonal nature of the industries that GCP serves; foreign operations, especially in emerging regions; changes in currency exchange rates; the cost and availability of raw materials and energy; the effectiveness of GCP’s research and development, new product introductions and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting GCP’s outstanding liquidity and indebtedness, including debt covenants and interest rate exposure; developments affecting GCP’s funded and unfunded pension obligations; warranty and product liability claims; legal proceedings; uncertainties related to GCP’s ability to realize the anticipated benefits of the spin-off /separation from W.R. Grace and the value of GCP’s common stock following the spin-off; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel following the spin-off; and hazardous materials and the costs of compliance with environmental regulation. These and other factors are identified and described in more detail in the “Risk Factors” section of the Information Statement dated January 21, 2016 and filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 4, 2016 and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on GCP’s projections and forward-looking statements, which speak only as the date thereof. GCP undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

GCP Applied Technologies, Inc.
Analysis of Operations

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(In millions)	2015	2014	% Change	2015	2014	% Change
Net sales:
Specialty Construction Chemicals	$160.1	$183.4	(12.7)%	$694.3	$726.3	(4.4)%
Specialty Building Materials	100.5	95.3	5.5%	398.1	379.3	5.0%
Darex Packaging Technologies	71.9	86.3	(16.7)%	326.2	374.8	(13.0)%
Total GCP net sales	$332.5	$365.0	(8.9)%	$1,418.6	$1,480.4	(4.2)%

Net sales excluding Venezuela:
Specialty Construction Chemicals	$159.1	$175.1	(9.1)%	$640.0	$694.8	(7.9)%
Specialty Building Materials	100.5	95.3	5.5%	398.1	379.3	5.0%
Darex Packaging Technologies	71.0	81.0	(12.3)%	310.0	358.3	(13.5)%
Total GCP net sales excluding Venezuela	$330.6	$351.4	(5.9)%	$1,348.1	$1,432.4	(5.9)%

Net sales by region:
North America	$137.0	$129.5	5.8%	$538.2	$503.9	6.8%
Europe Middle East Africa (EMEA)	80.4	88.2	(8.8)%	341.1	396.0	(13.9)%
Asia Pacific	81.0	88.6	(8.6)%	329.6	349.7	(5.7)%
Latin America	34.1	58.7	(41.9)%	209.7	230.8	(9.1)%
Total net sales by region	$332.5	$365.0	(8.9)%	$1,418.6	$1,480.4	(4.2)%

Profitability performance measures:
Adjusted EBIT(A):
Specialty Construction Chemicals segment operating income	$16.8	$20.1	(16.4)%	$83.7	$72.4	15.6%
Specialty Building Materials segment operating income	26.3	19.0	38.4%	99.6	75.7	31.6%
Darex Packaging Technologies segment operating income	16.8	16.8	—%	72.8	74.1	(1.8)%
Corporate costs	(7.7)	(4.0)	(92.5)%	(24.2)	(19.3)	(25.4)%
Certain pension costs (B)	(1.4)	(1.9)	26.3%	(5.2)	(7.5)	30.7%
Adjusted EBIT	$50.8	$50.0	1.6%	$226.7	$195.4	16.0%

GCP Applied Technologies, Inc.
Analysis of Operations

	Three Months Ended				Twelve Months Ended
	December 31				December 31
(In millions)	2015	2014	% Change		2015	2014	% Change
Adjusted profitability performance measures (A)(B):
Adjusted Gross Margin:
Specialty Construction Chemicals	33.9%	35.1%	(1.2)	pts	35.2%	33.7%	1.5	pts
Specialty Building Materials	46.1%	41.6%	4.5	pts	45.1%	41.7%	3.4	pts
Darex Packaging Technologies	33.9%	32.2%	1.7	pts	34.9%	32.3%	2.6	pts
Adjusted Gross Margin	37.6%	36.1%	1.5	pts	37.9%	35.4%	2.5	pts
Loss in Venezuela	—%	—%	—	pts	(1.0)%	—%	(1.0)	pts
Pension costs in cost of goods sold	(2.1)%	2.1%		NM	(0.5)%	0.4%		NM
Total GCP	35.5%	38.2%	(2.7)	pts	36.4%	35.8%	0.6	pts

Adjusted EBIT:
Specialty Construction Chemicals	$16.8	$20.1	(16.4)%		$83.7	$72.4	15.6%
Specialty Building Materials	26.3	19.0	38.4%		99.6	75.7	31.6%
Darex Packaging Technologies	16.8	16.8	—%		72.8	74.1	(1.8)%
Corporate	(9.1)	(5.9)	(54.2)%		(29.4)	(26.8)	(9.7)%
Total GCP	$50.8	$50.0	1.6%		$226.7	$195.4	16.0%

Depreciation and amortization:
Specialty Construction Chemicals	$4.2	$5.0	(16.0)%		$18.0	$18.5	(2.7)%
Specialty Building Materials	1.9	2.2	(13.6)%		7.8	8.6	(9.3)%
Darex Packaging Technologies	1.1	1.5	(26.7)%		4.9	5.5	(10.9)%
Corporate	0.2	0.3	(33.3)%		1.1	1.4	(21.4)%
Total GCP	$7.4	$9.0	(17.8)%		$31.8	$34.0	(6.5)%

Adjusted EBITDA:
Specialty Construction Chemicals	$21.0	$25.1	(16.3)%		$101.7	$90.9	11.9%
Specialty Building Materials	28.2	21.2	33.0%		107.4	84.3	27.4%
Darex Packaging Technologies	17.9	18.3	(2.2)%		77.7	79.6	(2.4)%
Corporate	(8.9)	(5.6)	(58.9)%		(28.3)	(25.4)	(11.4)%
Total GCP	$58.2	$59.0	(1.4)%		$258.5	$229.4	12.7%

Adjusted EBIT Margin:
Specialty Construction Chemicals	10.5%	11.0%	(0.5)	pts	12.1%	10.0%	2.1	pts
Specialty Building Materials	26.2%	19.9%	6.2	pts	25.0%	20.0%	5.1	pts
Darex Packaging Technologies	23.4%	19.5%	3.9	pts	22.3%	19.8%	2.5	pts
Total GCP	15.3%	13.7%	1.6	pts	16.0%	13.2%	2.8	pts

Adjusted EBITDA Margin:
Specialty Construction Chemicals	13.1%	13.7%	(0.6)	pts	14.6%	12.5%	2.1	pts
Specialty Building Materials	28.1%	22.2%	5.8	pts	27.0%	22.2%	4.8	pts
Darex Packaging Technologies	24.9%	21.2%	3.7	pts	23.8%	21.2%	2.6	pts
Total GCP	17.5%	16.2%	1.3	pts	18.2%	15.5%	2.7	pts

The Notes to the Financial Information are included as part of the Earnings Release.

GCP Applied Technologies, Inc.
Notes to the Financial Information

(A)	In the above charts, GCP presents its results of operations by operating segment and for adjusted operations.

Net Sales excluding Venezuela, Adjusted EBIT excluding Venezuela and Segment Operating Income excluding Venezuela means GCP’s combined results or respective segment results excluding Venezuela. GCP uses these measures to distinguish the operating results of its current business.

Adjusted EBIT means net income adjusted for: interest income and expense; income taxes; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales of businesses, product lines, and certain other investments; and certain other unusual or infrequent items that are not representative of underlying trends. Adjusted EBIT Margin means Adjusted EBIT divided by net sales.

Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. GCP uses Adjusted EBIT and Adjusted EBITDA as performance measures in significant business decisions.

Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash paid for restructuring and repositioning, capital expenditures related to repositioning, accelerated payments under defined benefit pension arrangements, and expenditures for legacy items. GCP uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders.

Adjusted EPS means Diluted EPS adjusted for costs related to restructuring and repositioning and related asset impairments, pension costs other than service and interest costs, expected return on plan assets, and amortization of prior service costs/credits’ income and expense items related to divested businesses, product lines, and certain other investments, gain and losses on sales of businesses, product lines, and certain other investments, certain other unusual or infrequent items that are not representative of underlying trends’ and certain discrete tax items.

Adjusted Gross Margin means gross margin adjusted for pension-related costs and loss in Venezuela included in cost of goods sold.

Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted Gross Margin, and Adjusted EBIT Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of GCP's performance. These measures are provided to distinguish the operating results of GCP's current business.

(B)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Specialty Construction Chemicals, Specialty Building Materials, and Darex Packaging Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of GCP's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of GCP's businesses.

NM -	Not Meaningful

The preliminary financial data have been prepared by, and are the responsibility of, our management and have been derived from preliminary results of operations and are subject to the completion of our financial closing procedures for these periods. These preliminary results of operations reflect management’s estimates based solely upon information available to it as of the date hereof and are not a comprehensive statement of financial results for the year and the quarter ended December 31, 2015. Accordingly, there is a possibility that actual results will vary materially from these preliminary financial results, and they should not be considered a substitute for the full audited and unaudited financial statements for the year and the quarter ended December 31, 2015, once they become available.

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